                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION TOA BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(cv), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)/1/
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               USDATA Corporation
                               ------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                  917294 10 0
                         ------------------------------
                                 (CUSIP Number)

                               December 31, 2001
                          ---------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_] Rule 13d-1(b)

      [_] Rule 13d-1(c)

      [X] Rule 13d-1(d)



--------------------
      /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             611,772
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          311,772
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      311,772
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.03%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders Offshore C.V.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Netherlands Antilles limited partnership
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             311,772
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          311,772
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      311,772
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.03%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders Management L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             311,772
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          311,772
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      311,772
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.03%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders Management, Inc.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             623,543
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          623,543
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      623,543
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      22.06%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders II L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             311,771
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          311,771
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      311,771
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.03%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders II Offshore C.V.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Netherlands Antilles limited partnership
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             311,771
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          311,771
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      311,771
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.03%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 255911109                  13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Technology Leaders II Management L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             311,771
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          311,771
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      311,771
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.03%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  USDATA Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  2435 North Central Expressway
                  Richardson, TX 75080-2722

Item 2(a)         Name of Person Filing:

                  (1)  Technology Leaders L.P.
                  (2)  Technology Leaders Offshore C.V.
                  (3)  Technology Leaders Management L.P.
                  (4)  Technology Leaders Management, Inc.
                  (5)  Technology Leaders II L.P.
                  (6)  Technology Leaders II Offshore C.V.
                  (7)  Technology Leaders II Management L.P.

Item 2(b)         Address of Principal Business Offices:

                  (1), (3), (4), (5), (7):
                  700 Building
                  435 Devon Park Drive
                  Wayne, PA 19087-1990

                  (2) & (6):
                  c/o ABN Trust Company (Curacao) N.V.
                  P.O. Box 224
                  15 Pietermaai
                  Curacao, Netherlands Antilles

Item 2(c)         Citizenship:

                  (1), (3), (5), (7): Delaware limited partnership
                  (2) & (6): Netherlands Antilles limited partnership
                  (4): Delaware corporation

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP Number:

                  917294 10 0

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [_] Broker or dealer registered under Section 15 of the Exchange Act

                  (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act

                  (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act

                  (d) [_] Investment company registered under Section 8 of the nvestment Company Act

                  (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

                  (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

                  (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

                  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

                  (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                  Not applicable

Item 4            Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:  623,543

                  (b)      Percent of class:  22.06%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:

                                    -0-

                           (ii)     Shared power to vote or to direct the vote:
                                    623,543

                           (iii) Sole power to dispose or to direct the disposition of: -0-

                           (iv) Shared power to dispose or to direct the disposition of: 623,543

                  Technology Leaders Management, Inc. is a co-general partner of Technology Leaders Management L.P. Technology Leaders Management L.P. is the sole general partner of Technology Leaders L.P. ("TL") and a co-general partner of Technology Leaders Offshore C.V. ("TLO"). TL and TLO are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders Management L.P. sole authority and responsibility for all investment, voting and disposition decisions for TL and TLO, which powers are exercised through its seven person executive committee, by whose decisions the general partners have agreed to be bound. TL owns 145,567 shares and TLO owns 166,205 shares.

                  Technology Leaders Management, Inc. is a co-general partner of Technology Leaders II Management L.P. Technology Leaders II Management L.P. is the sole general partner of Technology Leaders II L.P. ("TL II") and a co-general partner of Technology Leaders II Offshore C.V. ("TLO II"). TL II and TLO II are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders Management II L.P. has sole authority and responsibility for all investment, voting and disposition decisions for TL II and TLO II, which powers are exercised through its seven person executive committee, by whose decisions the general partners have agreed to be bound. TL II owns 173,750 shares and TLO II owns 138,021 shares.

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Technology Leaders L.P., Technology Leaders Offshore C.V., Technology Leaders Management L.P., Technology Leaders Management, Inc., Technology Leaders II L.P., Technology Leaders II Offshore C.V., and Technology Leaders II Management L.P. are members of a group for purposes of Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934.

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification

                  Not applicable


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in statement is true, complete and correct.



Dated:  February 12, 2002        TECHNOLOGY LEADERS L.P.
                                 By:      Technology Leaders Management L.P,
                                          its general partner
                                 By:      Technology Leaders Management, Inc.,
                                          its general partner

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller


                                 TECHNOLOGY LEADERS OFFSHORE C.V.
                                 By:      Technology Leaders Management L.P.,
                                          its general partner
                                 By: Technology Leaders Management, Inc., its General partner

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller


                                 TECHNOLOGY LEADERS MANAGEMENT L.P.
                                 By: Technology Leaders Management, Inc., its general partner

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller


                                 TECHNOLOGY LEADERS MANAGEMENT, INC.

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller


                                 TECHNOLOGY LEADERS II L.P.
                                 By: Technology Leaders II Management L.P, its general partner
                                 By: Technology Leaders Management, Inc., its general partner

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller


                                 TECHNOLOGY LEADERS II OFFSHORE C.V.
                                 By: Technology Leaders II Management L.P, its general partner
                                 By: Technology Leaders Management, Inc., its general partner

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller


                                 TECHNOLOGY LEADERS II MANAGEMENT L.P.
                                 By: Technology Leaders Management, Inc., its general partner

                                 By:      /s/ Janet L. Stott
                                          --------------------------------------
                                 Name:    Janet L. Stott
                                 Title:   Controller